Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
 (in thousands, except for ratios)

Ratio of Earnings to Fixed Charges

                                               Three Months Ended
                                                   March 31,
                                            ---------------------   ------------------------------------------------------
                                                2003        2002       2002       2001        2000       1999        1998
                                                  (unaudited)
                                            ---------------------   ------------------------------------------------------
Loss before income taxes and cumulative
  effect of accounting change................$  (23,429)  $ (13,347) $ (45,235) $ (34,185)  $ 239,583  $ (11,994)  $ (12,128)
Add: Fixed charges...........................     3,556       1,440      6,562      4,450       1,386      1,674       3,508
Less: Capitalized interest...................    (1,486)        --        (751)         --        --           --          --
                                               ---------------------   ------------------------------------------------------
Earnings.....................................   (21,359)    (11,907)   (39,424)   (29,735)    240,969    (10,320)     (8,620)

Interest expense.............................       299         409      1,011        500         386        824       2,158
Capitalized interest.........................     1,486         --         751          --        --            --         --
Estimated interest portion of rental expense      1,771       1,031      4,800      3,950       1,000        850       1,350
                                               ---------------------   ------------------------------------------------------
Fixed charges................................     3,556       1,440      6,562      4,450       1,386      1,674       3,508

Excess (deficiency) of earnings to
    fixed charges............................$  (24,915)  $ (13,347) $ (45,986) $ (34,185)  $ 239,583  $ (11,994)  $ (12,128)
                                               =====================   ======================================================
Ratio of Earnings to Fixed Charges...........     N/A         N/A        N/A        N/A        173.9       N/A         N/A

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

                                               Three Months Ended
                                                   March 31,
                                            ---------------------
                                                2003        2002       2002       2001        2000       1999        1998
                                                    (unaudited)
                                               ---------------------   ------------------------------------------------------
Earnings (from above)........................$  (21,359)  $ (11,907) $ (39,424) $ (29,735)  $ 240,969  $ (10,320)  $  (8,620)
Preferred stock dividend requirements........     --           --          702        785       1,033        392       1,088
                                               ---------------------   ------------------------------------------------------
Earnings.....................................   (21,359)    (11,907)   (38,722)   (28,950)    242,002     (9,928)     (7,532)

Fixed charges (from above)...................     3,556       1,440      6,562      4,450       1,386      1,674       3,508
Preferred stock dividend requirements........     --           --          702        785       1,033        392       1,088
                                               ---------------------   ------------------------------------------------------
Combined fixed charges and preferred
     stock dividend requirements.............     3,556       1,440      7,264      5,235       2,419      2,066       4,596

Excess (deficiency) of earnings to
    combined fixed charges and preferred
     stock dividend requirements.............$  (24,915)  $ (13,347) $ (45,986) $ (34,185)  $ 239,583  $ (11,994)  $ (12,128)
                                               =====================   ======================================================
Ratio of earnings to combined fixed
     charges and preferred stock dividend
      requirements...........................     N/A         N/A        N/A        N/A        100.1       N/A         N/A

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consoilidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, and estimated interest within rental expense. We have no amortization of debt insurance costs or preference securities. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.